Exhibit 21.1 to

Form 10-K for 2002

Subsidiaries of the Registrant

(as of February 28, 2003)

Subsidiary Name	State of Incorporation

Broadwing Communications Services Inc.	Delaware

Broadwing Technology Solutions Inc.	Ohio

Broadwing Communications Services of VA, Inc.	Virginia

Broadwing Communications Real Estate Services LLC	Delaware

Broadwing Services LLC	Delaware

Broadwing Telecommunications Inc.	Delaware

IXC Business Services LLC	Delaware

IXC Internet Services Inc.	Delaware

Broadwing Logistics LLC	Delaware

Mutual Signal Holding Corporation	Delaware

Mutual Signal Corporation	New York

Mutual Signal Corporation of Michigan	New York

MSM Assoc. Limited Partnership	Delaware